Exhibit 10.1

THE SYMBOL “[****]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

FORM OF

Loan Extension Amendment

This Loan Extension Amendment (this “Amendment”) is entered into on August 9, 2019 and effective as of the 31st day of July, 2019, by and between Ondas Networks Inc. (the “Company”) and the undersigned lender (the “Lender”).

Whereas, the Company is currently indebted to the Lender in the amount of $__________ including unpaid accrued interest thereon (the “Indebtedness”), pursuant to promissory note(s) and / or any applicable loan agreement(s), as may have been amended from time to time, by and between the Company and the Lender (the “Loan”); and

Whereas, the parties wish to extend the current scheduled maturity date for the Loan and agree to certain other terms as set forth below.

It is hereby agreed:

1.	For purposes of this Amendment, the following capitalized terms shall have the following meanings:

a.	“Common Stock” means the Company’s common stock, par value $0.0001 per share.
b.	“Conversion Shares” means shares of the Equity Securities issued in the Next Equity Financing.
c.	“Equity Securities” means (a) Common Stock or preferred stock of the Company; (b) any securities conferring the right to purchase Common Stock (including any warrants for Common Stock or other Equity Securities); or (c) any securities directly or indirectly convertible into, or exchangeable for (with or without additional consideration) Common Stock. Notwithstanding the foregoing, the following will not be considered “Equity Securities”: (i) any security granted, issued or sold by the Company to any director, officer, employee, consultant or adviser of the Company for the primary purpose of soliciting or retaining their services; (ii) any convertible promissory notes (including the Indebtedness and Related Indebtedness) issued by the Company; and (iii) any agreements by the Company to issue any of the foregoing in the future.
d.	“Next Equity Financing” means the next sale (or series of related sales) by the Company of its Equity Securities for cash in fully available funds following the date of this Agreement in one or more offerings relying on Section 4(a)(2) of the Securities Act or Regulation D thereunder or that are registered under the Securities Act, from which the Company receives gross proceeds of not less than $8,000,000 (excluding, for the avoidance of doubt, the aggregate principal amount of the Indebtedness and Related Indebtedness).
e.	“Related Indebtedness” means all other indebtedness of the Company converting into Conversion Shares or otherwise extinguished at the time of Conversion.
f.	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

2.	The maturity date for the Loan is hereby extended to October 31, 2019 (the “New Maturity Date”), when the Indebtedness shall be due and payable in full; provided that the Indebtedness may be paid, in whole or in part, at any time or times prior to the New Maturity Date, in the Company’s sole discretion, and without notice, penalty or bonus.

3.	The principal balance and unpaid accrued interest on the Indebtedness will automatically convert into Conversion Shares (the “Conversion”) upon the closing of the Next Equity Financing. Notwithstanding the foregoing, the Company may, at its option, pay any unpaid accrued interest on each Note in cash at the time of Conversion. The number of Conversion Shares the Company issues upon such Conversion will be the amount as if the Lender participated upon the same terms and conditions in the Next Equity Financing. At least five (5) days prior to the closing of the Next Equity Financing, the Company will notify the holder of each Note in writing of the terms of the Equity Securities that are expected to be issued in such financing. The issuance of Conversion Shares pursuant to the conversion of each Note will be on, and subject to, the same terms and conditions applicable to the Equity Securities issued in the Next Equity Financing. Notwithstanding the foregoing, any Conversion contemplated in this Section 3 shall be at the Lender’s sole discretion in the event the Next Equity Financing is at a price per share of Common Stock (or equivalent thereof) of greater than $[****].

4.	Lender acknowledges that the Conversion may require Lender’s execution of certain agreements relating to the purchase and sale of the Conversion Shares, as well as registration rights, rights of first refusal and co-sale, rights of first offer and voting rights, if any, relating to such securities (collectively, the “Financing Agreements”). Lender agrees to execute all of the Financing Agreements in connection with a Next Equity Financing.

5.	After the Conversion, the Company (at its expense) will issue and deliver to the holder thereof a certificate or certificates evidencing the Conversion Shares promptly after the written request of such holder.

6.	Notwithstanding anything herein to the contrary, the Conversion shall not take place (and the Lender shall have no obligations to facilitate a Conversion) unless, as of the date of Conversion, all indebtedness for borrowed money of the Corporation that is then outstanding, or as to which then there is a contractual obligation to lend to the Company (whether or not any conditions or contingencies need to be met in order to make such loan), as of the date hereof (“Outstanding Indebtedness”), there is no remaining Outstanding Indebtedness other than Outstanding Indebtedness owed to Steward Capital Holdings, LP and up to $1,000,000 of additional Outstanding Indebtedness, and that all other Outstanding Indebtedness as of prior to the Conversion shall have been converted into Conversion Shares on substantially the same terms and conditions as the Conversion hereunder. In such case, the Indebtedness shall mature as of the New Maturity Date with no conversion hereunder, and the Company shall have no ability to convert any of the Indebtedness into Conversion Shares.

7.	As of each of the date hereof and the date of any Conversion, (i) the Company is or will be a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as now conducted, (ii) the Company is or will be duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify or to be in good standing would have a material adverse effect on the Company, (iii) except for the authorization, reservation and issuance of the Conversion Shares (which authorization and reservation shall have been made prior to the Conversion), all corporate action has been or will be taken on the part of the Company and its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of its obligations under the Indebtedness, and (iv) except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights, the Company has or will have taken all corporate action required to make all of the obligations of the Company reflected in the provisions of this Agreement and the Notes valid and enforceable in accordance with their terms.

8.	The Lender hereby forbears until the New Maturity Date from calling any defaults or penalties existing under the Loan as of the date hereof.

9.	Interest on the indebtedness will accrue and not be payable until the New Maturity Date at which time all such interest shall become due and payable.

10.	All other terms applicable to the Loan shall continue in full force and effect and the other terms of the Loan shall apply to this Amendment mutatis mutandis.

COMPANY		LENDER
Ondas Networks Inc.

By:		By:
Name:	Eric Brock, CEO	Name/As:

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